Member Of Board Of Directors

Resignation Letter

To the Board of Directors of Domain Media Corp., (the “Company”):

I, the undersigned, Kurt Ohlson, hereby resign as a member of the Board of Directors of Domain Media Corp. (the “Company”), effective as of May 13, 2016. In conjunction with my resignation from the Board of Directors, please let this letter also serve as my resignation as an Officer of the Company as Vice President.

This resignation is not due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with my resignation, I hereby represent that, as of the date of this letter, I have no claim against the Company for any outstanding remuneration, loans, fees due or compensation of any kind.

Dated:  May 13, 2016

           /s/ Kurt Ohlson

               Kurt Ohlson